Form 3 — Joint Filer Information
Exhibit 99-1

Name:	Metropolitan Life Insurance Company*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Thomas J. Pasuit
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Neuberger Berman High Yield Strategies Fund Inc.(“NHS”)
Date of Event Requiring Statement:	September 18, 2013

Signature: /s/Thomas J. Pasuit
Thomas J. Pasuit, Associate General Counsel
*Metropolitan Life Insurance Company as a direct owner/purchaser of $23,954,000 Floating Rate Senior Note, Series A Note Due September 18, 2023.